Exhibit 12

August   , 2019

Small Cap Stock Fund

a series of John Hancock Funds II

601 Congress Street

Boston, MA 02210

Mid Cap Stock Fund

a series of John Hancock Funds II

601 Congress Street

Boston, MA 02210

Re:	Reorganization to Combine Series of a Massachusetts Business Trust

Ladies and Gentleman:

John Hancock Funds II, a Massachusetts business trust (“JHF II”), on behalf of its series Mid Cap Stock Fund (the “Acquiring Fund”) and its series Small Cap Stock Fund (“Acquired Fund”), has requested our opinion as to certain federal income tax consequences of transactions (the “Reorganization”) in which the Acquiring Fund will acquire substantially all of the assets and assume all of the liabilities of the Acquired Fund in exchange solely for shares of beneficial interest in the Acquiring Fund (“Acquiring Fund Shares”) pursuant to an Agreement and Plan of Reorganization (“Agreement”) entered into by JHF II, on behalf of the Acquiring Fund and on behalf of the Acquired Fund, on                , 2019.1 Specifically, the Funds have requested our opinion that the consummation of the Reorganization will not qualify as a “reorganization” (as defined in section 368(a)).2

1 Each of the Acquired Fund and Acquiring Fund is sometimes referred to herein as a “Fund,” and JHVIT is sometimes referred to herein as an “Investment Company.”

2 All “section” references are to the Internal Revenue Code of 1986, as amended (“Code”), unless otherwise noted, and all “Treas. Reg. §” references are to the regulations under the Code (“Regulations”).

K&L Gates LLP

State Street Financial Center   One Lincoln Street   Boston   MA 02111

T +1 617 261 3100 F +1 617 261 3175 klgates.com

Small Cap Stock Fund

Mid Cap Stock Fund

August   , 2019

In rendering this opinion, we have examined (1) the Agreement, (2) the Proxy Statement/Prospectus dated August 7, 2019, regarding the Reorganization (“Proxy Statement”) that was furnished in connection with the solicitation, by the members of JHF II’s Board of Trustees ( “Board”), of proxies for use at a special meeting of the Acquired Fund’s shareholders that was held on August 27, 2019, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties set forth in the Agreement and on the statements and representations of officers and other representatives of the Acquiring Fund and the Acquired Fund (collectively, “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date (as defined in the Agreement) will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based solely on the facts and representations set forth in the reviewed documents and the representations of officers of the Investment Company, and conditioned on (i) those representations’ being true on the closing date of the Reorganization and (ii) the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion with respect to the federal income tax consequences of the Reorganization is as follows.

1.       The Reorganization will not be a reorganization under section 368(a) of the Code, but instead will constitute a taxable sale of assets by Acquired Fund to Acquiring Fund.

2.       The Acquired Fund may recognize gain or loss upon the transfer of all of its assets to, and the assumption of all of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund Shares, depending on whether Acquired Fund’s aggregate tax basis for its assets is less than, is equal to, or exceeds the sum of the fair market value of the

Small Cap Stock Fund

Mid Cap Stock Fund

August   , 2019

Acquiring Fund Shares received by Acquired Fund and the amount of the liabilities assumed by Acquiring Fund.

3.       Except to the extent the Acquiring Fund Shares appreciate or depreciate in value in Acquired Fund’s hands prior to distribution thereof to the Acquired Fund’s shareholders, no gain or loss will be recognized to Acquired Fund on the distribution of Acquiring Fund Shares in liquidation of the Acquired Fund.

4.       Each Acquired Fund shareholder may recognize gain or loss, as applicable, on the exchange of such shareholder’s shares of beneficial interest in the Acquired Fund (“Acquired Fund Shares”) for Acquiring Fund Shares in the Reorganization, depending on whether the shareholder’s tax basis for its Acquired Fund Shares is less than, is equal to, or exceeds the fair market value of the Acquiring Fund Shares received by the shareholder.

5.       No gain or loss will be recognized by the Acquiring Fund on the receipt of the Acquired Fund’s assets and the assumption of Acquired Fund’s liabilities in exchange solely for the Acquiring Fund Shares.

6.       Acquiring Fund’s aggregate tax basis for the assets will be equal to the sum of the fair market value of the Acquiring Fund Shares exchanged therefor plus the amount of the liabilities assumed by Acquiring Fund, and Acquiring Fund’s holding period for the assets will begin on the day after the Closing Date.

7.       An Acquired Fund shareholder’s basis for the Acquiring Fund Shares to be received by it pursuant to the Reorganization will be the fair market value of those shares on the date of the distribution of such shares, and its holding period for those shares will begin on the following day.

8.       The portion of the distribution of Acquiring Fund Shares by Acquired Fund that is properly chargeable to earnings and profits of Acquired Fund accumulated after February 28, 1913, will be treated as a dividend for purposes of computing Acquired Fund’s dividends paid deduction, and, if Acquired Fund completely liquidates within 24 months after the date of the Agreement, any distribution within such period (including the distribution of Acquiring Fund Shares) pursuant to the Agreement, to the extent of Acquired Fund’s earnings and profits (computed without regard to capital losses) for the taxable year in which such distribution is made, will be so treated.

Small Cap Stock Fund

Mid Cap Stock Fund

August   , 2019

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only if each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if any Fund is insolvent. Finally, our opinion is solely for the information and use of the addressees and their shareholders and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,